EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:
Mark Franzen
MTI Technology Corporation
714-693-2220
mfranzen@mti.com

MTI Technology Corporation
Announces Trading in The Nasdaq SmallCap Market is Extended

Anaheim, CA, December 9, 2002 — MTI Technology Corporation (Nasdaq/SCM: MTIC) announces today that its common stock will continue trading on The Nasdaq SmallCap Market. Nasdaq has advised MTI that it will retain the ticker symbol “MTIC” and that investors should experience no material differences in how they obtain stock price quotes resulting from the transfer to the SmallCap Market.

MTI received a letter from Nasdaq on November 26, 2002 extending MTI’s listing of its common stock on the SmallCap Market. As a result of the extension, MTI has until May 27, 2003 to comply with the minimum bid price requirement of the SmallCap Market, which requires MTI to maintain a $1.00 minimum bid price for a minimum of 10 consecutive trading days.

If MTI has not met the minimum bid price requirement at the expiration of all grace periods, the common stock may be subject to delisting from the SmallCap Market, in which event MTI’s securities might be quoted in the over-the-counter market.

About MTI Technology Corporation

MTI’s mission is to be at the forefront of developing and delivering storage solutions to customers — through innovation, customer feedback and best practice. A premier provider of enterprise storage products for more than 20 years, MTI Technology Corp. develops, integrates and manufactures high-performance, high-availability storage products for mid-range to Global 2000 companies worldwide. MTI also services select third-product hardware and software, and its Professional Services organization provides planning, consulting and implementation support for storage products from other leading vendors. Headquartered in Anaheim, California, MTI may be reached by telephone 800-999-9MTI (toll free) or 714-970-0300, fax 714-693-2202, or visit the Company’s website at www.mti.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding MTI’s expectations, goals or intentions regarding the future, including but not limited to statements regarding MTI’s listing of its common stock on the SmallCap Market and the transition to such market, grace periods for compliance with SmallCap Market requirements and trading of MTI’s common stock on the over-the-counter market, all of which are subject to change. The actual results may differ materially from those described in any forward-looking statement. In particular, there can be no assurance MTI will be able to obtain compliance with the criteria for continued listing on the SmallCap Market or that MTI will be able to qualify for an additional grace period extension. Important factors that may cause actual results to differ are set forth in the MTI’s periodic filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the year ended April 6, 2002. All forward-looking statements speak as of the date made and MTI undertakes no obligation to update any such statement.